Exhibit 99.1

                    Thomas & Betts Corporation To
                    Acquire Lamson & Sessions Co.

   Acquisition Enhances Company's Leadership in Electrical Component
                                Markets

    MEMPHIS, Tenn.--(BUSINESS WIRE)--August 15, 2007--Thomas & Betts Corporation (NYSE:TNB) today announced that it has signed a definitive agreement to acquire Lamson & Sessions (NYSE:LMS) in an all-cash transaction valued at $27.00 per share or approximately $450 million. The company has committed debt financing to fund the transaction. Subject to the satisfaction of customary closing conditions and the approval of Lamson & Sessions' shareholders, the transaction is expected to close in late 2007.

    "This acquisition is a great fit with Thomas & Betts and is consistent with our strategy of expanding our portfolio of market-leading brands and leveraging our business infrastructure to enhance our already strong relationship with distributors and end users of electrical products," said Dominic J. Pileggi, chairman and chief executive officer. "Lamson & Sessions is a well-known, leading North American supplier of non-metallic electrical boxes, fittings, flexible conduit and industrial PVC pipe. The company enjoys a well-deserved reputation for delivering high-quality products and best-in-class customer service. Its Carlon(R) brand and trademarked Blue Box are the most recognized non-metallic electrical outlet boxes in the industry."

    For the calendar year 2008, Thomas & Betts's preliminary assessment is that the acquisition will contribute approximately $0.5 billion to revenues and be accretive to earnings by approximately $0.15 to $0.20 per share. This estimate includes the elimination of certain public company administrative costs which should offset the amortization of acquisition-related intangible assets. Potential operational efficiencies are expected to provide additional future benefits. In addition, the company is assessing strategic options regarding the PVC pipe business.

    Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported $1.9 billion in revenues. More information on the company, its products and markets can be found at www.tnb.com.

    CAUTIONARY STATEMENT

    This press release includes forward-looking statements that are identified by terms such as "expected," "includes," "will," and "could." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com